Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2014 THIRD QUARTER RESULTS

Edgewood, NY – November 4, 2014 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for 2014 third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•	Revenue increased 4% to $21,487,677
•	Gross margin was 20.8%
•	Pre-tax income was $2,602,547
•	Net income was $1,697,547, or $0.20 per diluted share
•	Cash flow from operations was $1.76 million
•	Received $86 million multi-year award from Northrop Grumman
•	Funded backlog exceeds $141 million, up $30 million for the year

Douglas J. McCrosson, CPI Aero’s President & CEO, stated, “We are seeing the impact of our growing commercial business on our top and bottom lines. Our top line growth this quarter was mainly due to our newer business jet programs ramping up toward full production, especially our Cessna Citation X+ program with Textron Aviation and our Phenom 300 program with Embraer S.A. During the third quarter of 2014, for the first time in more than fifteen years, commercial platforms accounted for more revenue than our defense platforms. While a single quarter does not constitute a trend, it does indicate strength in demand from our commercial aerospace customers. It is expected that for 2014, on a full year adjusted basis, commercial revenue will be more than 40% of our total revenue. Gross margin was in line with our expectations. Gross margin for our existing programs, not including the A-10 Wing Replacement Program (WRP), is expected to expand over the coming quarters due to increased output.

“From the beginning of the current fiscal year through September 30, 2014, we received approximately $87.8 million of new contract awards, compared to a total of $83.1 million of new business in the same period last year. There were $65.1 million in new defense contracts and $22.7 million in new commercial contracts, an increase of 3.7% and 11.3%, respectively, over the same period in 2013. Included in new awards is the recently announced multi-year contract with Northrop Grumman that itself adds more than $63 million in new funded backlog. In an era of uncertain defense spending, we expect this new award to anchor our defense business for years to come.

“We continue to pursue Tier 1 opportunities with defense and commercial OEMs where our reputation for quality, performance, cost and world class customer service differentiate CPI Aero from our competitors. Approximately 48% of our current bid pipeline includes high value proposals in the commercial aerospace markets, including the business jet and large commercial airliner markets. In that regard, we have made and expect to continue to make the appropriate investments in new automated manufacturing technologies and production floor software that should increase output, improve quality, and lower production costs.”

CPI Aero News Release November 4, 2014	Page 2

Third Quarter Results

Mr. McCrosson added, “Third quarter 2014 revenue increased 4% to $21,487,677 compared to $20,664,645 for the same period in 2013 driven mainly by increased production activity on the Embraer Phenom 300 engine inlet assembly and the Cessna Citation X+ wing spars.

“Our gross profit margin of 20.8% for the three month period ended September 30, 2014 was at the high end of the expected range for the year.

“Our selling, general and administrative (“SG&A”) expenses for the 2014 third quarter, as compared to the 2013 third quarter, increased by approximately $292,000. This increase was primarily due to a change in the vesting of stock option grants to our board of directors. In 2014, option grants vest quarterly throughout the year, as compared to 2013 when options were vested immediately upon grant in the first quarter. We also had additional consulting, legal, and accounting expenses in the third quarter of 2014 which were the result of the separation agreement with our former Chief Executive Officer. Despite these increases, cost reduction initiatives across our administrative functions have enabled us to keep the SG&A rate down to under 9% of revenue for the three month period ended September 30, 2014.”

“Income before provision for income taxes for the third quarter of 2014 was $2,602,547, compared to $2,772,100 for the same period in 2013. Provision for income taxes in the quarter ended September 30, 2014 was $905,000.”

Backlog

Discussing backlog, Mr. McCrosson noted, “Total backlog at September 30, 2014 was $372.8 million with 43% of total backlog for commercial aerospace contracts. At September 30, 2014, funded backlog increased to a record level of $141.4 million, which was $30 million higher than funded backlog at December 31, 2013. The value of the unfunded backlog (long-term contracts that have not been converted to funded orders) at September 30, 2014 was $231.4 million, with 63% related to our long-term commercial aerospace programs.”

Expectations for 2015

Discussing expectations for 2015, Mr. McCrosson added, “We are revising our previous full year 2015 guidance to reflect Generally Accepted Accounting Principles (GAAP). Because the charge for the change in estimate on the A-10 WRP was expensed in the second quarter of 2014, the A-10 WRP will not affect the bottom line in 2015, however GAAP results will include revenue and costs associated with A-10 WRP. As a result, we are increasing the top line guidance to $92.0 million to $102.0 million, from the previously announced guidance of $90.5 million to $94.0 million. Likewise our gross profit margin will be reduced from the previous range, as we will be booking A-10 WRP revenue at zero margin. Therefore, for full year 2015, we now expect gross margin to be in the range of 19.0% to 21.0%, revised from 22% to 23.5%. While we expect that production and delivery for the A-10 WRP will end at some point in 2015, the longer it continues, the higher the revenue generated but, the lower the gross profit margin. Net income is expected to be in the range of $7.2 million to $8.0 million. Finally, as a result of the second quarter 2014 charge for the A-10 WRP, we expect a positive cash flow impact of between $13 million and $15 million in 2015 through the recovery of previously paid income taxes and the use of tax loss carry forwards. This is in addition to any positive cash flow from operations.”

CPI Aero News Release November 4, 2014	Page 3

Conference Call

CPI Aero’s President and CEO, Douglas J. McCrosson, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, November 4, 2014 at 10:00 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance (ISR) pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the UH-60 BLACK HAWK® helicopter, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light Jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

CPI Aero News Release November 4, 2014	Page 4

CPI AEROSTRUCTURES, INC.

CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue	$21,487,677	$20,664,645	$19,619,571	$61,702,530
Cost of sales	17,016,373	16,188,518	53,620,290	48,549,586

Gross profit (loss)	4,471,304	4,476,127	(34,000,719)	13,152,944
Selling, general and administrative expenses	1,800,878	1,508,656	5,424,581	4,882,851
Income (loss) from operations	2,670,426	2,967,471	(39,425,300)	8,270,093
Interest expense	67,879	195,371	370,234	492,443
Income (loss) before provision for (benefit from) income taxes	2,602,547	2,772,100	(39,795,534)	7,777,650

Provision for (benefit from) income taxes	905,000	861,000	(12,869,000)	2,411,000

Net income (loss)	1,697,547	1,911,100	(26,926,534)	5,366,650

Other comprehensive income (loss), net of tax -
Change in unrealized gain (loss)- interest rate swap	5,095	---	9,727	17,390

Comprehensive income (loss)	$1,702,642	$1,911,100	$(26,916,807)	$5,384,040

Income (loss) per common share – basic	$0.20	$0.23	$(3.18)	$0.64

Income (loss) per common share – diluted	$0.20	$0.23	$(3.18)	$0.63

Shares used in computing income (loss) per common share:
Basic	8,483,111	8,391,954	8,459,028	8,387,240
Diluted	8,545,889	8,490,711	8,459,028	8,464,350

CPI Aero News Release November 4, 2014	Page 5

CPI AEROSTRUCTURES, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets:
Cash	$831,057	$2,166,103
Accounts receivable, net	8,902,024	4,392,254
Costs and estimated earnings in excess of billings on uncompleted contracts	77,791,327	112,597,136
Deferred income taxes	417,000	417,000
Prepaid expenses and other current assets	844,007	609,268

Total current assets	88,785,415	120,181,761

Plant and equipment, net	2,806,174	2,849,753
Recoverable and deferred income taxes	14,196,910	1,133,000
Other assets	108,080	108,080
Total Assets	$105,896,579	$124,272,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,361,775	$7,614,755
Accrued expenses	554,317	654,868
Accrued losses on uncompleted contracts	1,528,921	----
Billings in excess of costs and estimated earnings on uncompleted contracts	208,428	276,170
Current portion of long-term debt	973,793	1,020,349
Line of credit	28,350,000	21,350,000
Income tax payable	---	736,536
Deferred income taxes	89,000	89,000
Total current liabilities	40,066,234	31,741,678

Long-term debt, net of current portion	1,531,751	2,198,187
Deferred income taxes	788,000	788,000
Other liabilities	591,307	593,210

Total Liabilities	42,977,292	35,321,075

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,483,111 and 8,410,493 shares, respectively, issued and outstanding	8,483	8,410
Additional paid-in capital	51,265,850	50,381,348
Retained earnings	11,656,342	38,582,876
Accumulated other comprehensive loss	(11,388)	(21,115)
Total Shareholders’ Equity	62,919,287	88,951,519
Total Liabilities and Shareholders’ Equity	$105,896,579	$124,272,594